3rd AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 3rd AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 1st day of May, 2026 (the “Amendment”), is between Lincoln Financial Investments Corporation, a Tennessee corporation (“LFI”) and American Century Investment Management, Inc. (“American Century”), a Delaware corporation.

WHEREAS, LFI currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

WHEREAS, American Century currently serves as sub-adviser to each of the series of the Trust noted in Schedule A hereto (each, a “Fund” and collectively, the “Funds”) pursuant to a written subadvisory agreement dated April 30, 2019, as amended, between LFI and American Century (the “Agreement”);

WHEREAS, American Century and LFI desire to amend the fee schedule (“Schedule A”) to the Agreement with respect to certain Funds;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A shall be deleted and replaced with the attached Schedule A, effective as May 1, 2026, with respect to the LVIP Avantis Large Cap Value Fund fee schedule.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN FINANCIAL INVESTMENTS CORPORATION		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Gordon Huellmantel	By:	/s/ Margie Morrison
Name:	Gordon Huellmantel	Name:	Margie Morrison
Title:	Senior Vice President	Title:	Senior Vice President

SCHEDULE A

Funds and Fee Schedule

The Adviser shall compensate the Sub-Adviser for services rendered to a Fund at the specified annual rate for such Fund as follows and as set for the in the table below and otherwise in accordance with the terms of this Agreement, as either may be amended from time to time:

Fund	Sleeve	Assets Under Management	Fee
LVIP American Century Balanced Fund	N/A	REDACTED

LVIP American Century Capital Appreciation Fund	N/A	REDACTED

LVIP American Century Disciplined Core Value Fund (effective May 1, 2026, to be renamed the LVIP Avantis Large Cap Value Fund and subject to the fee schedule below)	N/A	REDACTED

LVIP Avantis Large Cap Value Fund (effective May 1, 2026)	N/A	REDACTED

LVIP American Century Inflation Protection Fund	N/A	REDACTED

LVIP American Century International Fund	N/A	REDACTED

LVIP American Century Large Company Value Fund	N/A	REDACTED

LVIP American Century Mid Cap Value Fund	N/A	REDACTED

LVIP American Century Select Mid Cap Managed Volatility Fund	Capital Appreciation[1]	REDACTED

LVIP American Century Select Mid Cap Managed Volatility Fund	Mid Cap Value[2]	REDACTED

LVIP American Century Ultra Fund	N/A	REDACTED

LVIP American Century Value Fund	N/A	REDACTED

[1]	The Mid Cap Value Sleeve average assets will be aggregated with the Fund average assets of the LVIP American Century Mid Cap Value Fund
[2]	The Capital Appreciation Sleeve average assets will be aggregated with the Fund average assets of the LVIP American Century Capital Appreciation Fund.

Any such fee to the Sub-Adviser shall be payable in arrears for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

The Managed Portion includes all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are subject to advice by the Sub-Adviser. The Managed Portion excludes investments by the Managed Portion in investment vehicles or other instruments that pay an advisory fee to the Sub-Adviser or its affiliates.

The fee schedule for each Fund is based on the specific investment strategy of the Managed Portion for such Fund. Any deviation from the investment strategy for such Managed Portion described in the Investment Guidelines may result in a change in the specified fee for such Fund.